Exhibit 10.4

On March 9, 2005, Cornell Companies, Inc. (the “Company”) and Harry J. Phillips, Jr. entered into an oral agreement to continue Mr. Phillips’ status as an employee of the Company.  Pursuant to the oral agreement, Mr. Phillips will receive an annual salary of $70,000 and will assist with special projects in order to facilitate the transition to the Company’s new Chief Executive Officer.